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                                                                   EXHIBIT 10.4



                          STOCK ACQUISITION AGREEMENT

         This STOCK ACQUISITION AGREEMENT (the "Agreement"), made as of the 31st day of March, 1994, between E-Z SERVE PETROLEUM MARKETING COMPANY, a Delaware corporation ("E-Z Serve"), and ESCM & ASSOCIATES, INC., a Georgia, corporation (ESCM).

                                   ARTICLE 1
                                THE ACQUISITION

         1.1     The Closing.  On the Closing Date (as hereinafter defined):
E-Z Serve shall sell and ESCM shall purchase all of the issued and outstanding stock of Amber Refining, Inc., a North Carolina corporation, (Refining) and Amber Pipeline, Inc., a Texas corporation (Pipeline).

         1.2 The Closing Date. The closing (the "Closing") shall take place at the offices of E-Z Serve, 2550 North Loop West, Suite 600, Houston, Texas 77092, at 10:00 a.m. (Central Standard Time) on March 31, 1994, or such other date or time as E-Z Serve and ESCM may agree to in writing (the "Closing Date").

         1.3 Purchase Price. At Closing, ESCM shall pay to E-Z Serve the sum of SEVEN HUNDRED FIFTY AND 00/100 DOLLARS ($750.00), for the stock of Refining and TWO HUNDRED FIFTY AND NO/100 DOLLARS ($250.00), for the stock of Pipeline, which payments shall total ONE THOUSAND AND 00/100 DOLLARS ($1,000.00). As further consideration ESCM agrees to provide funding for Environmental Cleanup Liability of Refining and Pipeline (hereinafter sometimes referred to collectively as the "Companies" and individually as the "Company*), as hereunder defined.

                                   ARTICLE 2
                       REPRESENTATIONS AND WARRANTIES OF
                                   E-Z SERVE

E-Z Serve represents and warrants to ESCM as follows:

         2.1 Organization and Existence of Refining. Refining is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. The total authorized capital stock of Refining consists of 100,000 shares of common stock, par value $1.00 per share, of which 100,0000 shares are outstanding, validly issued, fully paid and nonassessable and owned by E-Z Serve.

         2.2 Organization .and Existence of Pipeline. Pipeline is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The total authorized capital stock of Pipeline consists of 100,000 shares of common stock, par value $1.00 per share, of which 100,000 shares are outstanding, all of which are fully paid and non-assessable and owned by E-Z Serve.
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         2.3     Qualification of the Companies.  The Companies are duly
qualified to do business and in good standing where required under the laws of the states in which they conduct business. Each Company has full corporate power and lawful corporate authority to carry on its business as presently conducted and to own and operate its assets and business.

         2.4 Financial Statements. Attached hereto as Schedule 2.4 are copies of the following described financial statements: the separate unconsolidated and combined balance sheets of the Companies as of December 26, 1993, and the related statements of income or loss, and stockholders' equity of the Companies for the twelve fiscal periods ended December 26, 1993.

         2.5 Taxes. The Companies have duly and timely filed all federal, state and local tax reports and returns required to be filed by the Companies, and paid all taxes and levies as same have become due and owing.

         2.6 Litigation. Except as set forth in Schedule 2.6, E-Z Serve is not aware of any actions, suits or proceedings pending or, threatened against the Companies with respect to any of the transactions contemplated hereby or which, if adversely determined, would have a Material adverse effect on the Companies.

         2.7 Real Property. Schedule 2.7 contains a list of all real property owned by each Company, and a list of real property easements held by Pipeline.

         2.8 Authority and Approval. E-Z Serve has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                                   ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF ESCM

ESCM hereby represents and warrants to E-Z Serve as follows:

         3.1 Organization and Existence of ESCM. ESCM is a corporation duly organized, validity existing and in good standing under the laws of the State of Georgia.

         3.2 Authority and Approval. ESCM has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. ESCM is acquiring the Refining Stock and the Pipeline Stock for its own account for investment purposes and not with a view to public distribution. No other act, approval or proceedings on the part of ESCM or the holders of any class of its equity securities is required to authorize the execution and delivery of this Agreement by ESCM or consummation of the transactions contemplated hereby.




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         3.3     Litigation.  There are no actions, suits or proceedings
pending or threatened against ESCM at law or in equity or before or by any governmental authority or instrumentality, or before any arbitrator of any kind, either with respect to any of the transactions contemplated hereby or which, if adversely determined, would have a Material adverse effect on ESCM.

                                   ARTICLE 4
                        CERTAIN COVENANTS AND AGREEMENTS

         4.1 Access. Each party hereto agrees that it will, upon reasonable notice, give to the other party full access, during normal business hours throughout the period prior to the Closing Date, to the properties, books, contracts and records relating to this transaction. Each party agrees that it will, and will cause its employees to, hold in strict confidence all information so obtained hereby, agrees that such information is proprietary to the other party and if the transactions herein provided for are not consummated as contemplated herein, agrees that it shall not disclose such information to any third parties or use such information for itself or on behalf of others.

                                   ARTICLE 5
                             CONDITIONS TO CLOSING

         5.1 ESCM's Obligations. The obligations of ESCM at the Closing are subject to the following conditions:

                 (a) The representations and warranties of E-Z Serve shall be true, complete and correct when made, and, in addition, shall be true, complete and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date;

                 (b) E-Z Serve shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by E-Z Serve on or prior to the Closing Date.

         5.2 E-Z Serve's Obligations. The obligations of E-Z Serve at the Closing are subject to the following conditions:

                 (a) The representations and warranties of ESCM shall be true, complete and correct when made, and, in addition, shall be true, complete and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date;





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                 (b)      ESCM shall have performed all obligations and
agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by ESCM on or prior to the Closing Date.

                                   ARTICLE 6
                                INDEMNIFICATION

         6.1 Indemnification of E-Z Serve. ESCM, from and after the Closing Date, shall indemnify and hold E-Z Serve harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the "Damages"), suffered by E-Z Serve as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of ESCM under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to E-Z Serve by ESCM pursuant to the terms of this Agreement; and (b) Environmental Cleanup Liability (as hereinafter defined) excepting those funding responsibilities for environmental matters which E-Z Serve has assumed pursuant to Article 7, hereto.

         6.2 Indemnification of ESCM. E-Z Serve, from and after the Closing Date, shall indemnify and hold the Companies and FSCM harmless from and against any and all Damages suffered by any of the Companies or FSCM as a result of, caused by, arising out of, or in any way relating to: (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of E-Z Serve under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to ESCM by E-Z Serve or any of the Companies pursuant to the terms of this Agreement; (b) any liability or obligation which pertains to the ownership, operation or conduct of the business or affairs of the Companies arising from any acts, omissions, events, conditions or circumstances occurring or existing on, or prior to, the Closing Date, including, without limitation, those matters disclosed on any Schedule hereto but excepting Environmental Cleanup Liability for which FSCM is indemnifying E-Z Serve pursuant to paragraph 6.1, above; and (C) those matters listed in
Article 7 hereof, for which E-Z Serve has assumed funding responsibilities pursuant to this Agreement.

         6.3     Limitations on Indemnification.

                 (a) The liability of either party for the breach of' any of the representations and warranties set forth in Article 2, shall be limited to claims for which written notice to the indemnifying party by the party seeking indemnification is delivered on or before the second anniversary date of the Closing Date; and shall further be limited to those claims for which the party





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claiming indemnification gives the indemnifying party prompt notice and permits the indemnifying party full participation in the adjustment and/or resolution of said claim(s).

                 (b) For purposes of this Agreement, "Environmental Cleanup Liability" means any cost or expense of any nature whatsoever incurred to contain, remove, remedy, clean up, or abate any deposit, emission, discharge, release or threatened release of hazardous substances, pollutants or contaminants from or on any of the properties owned by or on which the Companies hold a property interest, including without limitation, easement fights, as of the date of dosing including, without limitation, (i) any direct costs or expenses for investigation, study, assessment, legal representation, cost recovery by governmental agencies, or on-going monitoring in connection therewith, and (ii) any cost, expense, loss or damage incurred with respect to any of the properties owned by, or on which the Companies hold a property interest, including without limitation, easement fights, as of the date of closing, or with respect to their operation as a result of actions or measures necessary to implement or effectuate any such containment, removal, remediation, cleanup or abatement.

                 (c) In determining the amount of any Damages for which any party is entitled to indemnification under this Agreement, the amount thereof will be reduced by any insurance proceeds realized by the indemnified party net of any insurance premium that becomes due as a result of the claim for which indemnity is sought.

                                   ARTICLE 7
                         ADDITIONAL DUTIES OF E-Z SERVE

         7.1     Upon Closing, E-Z Serve shall:

                 (a) pay to ESCM an amount equal to real property, personal property and ad valorem taxes levied against any of the properties of Refinery for the period before and through September 30, 1994, provided that E-Z Serve shall not be required to pay any sums hereunder which exceed in the aggregate ONE HUNDRED THOUSAND AND 00/100 DOLLARS($100,000.00). See paragraph 9.7.

                 (b) pay to ESCM an amount equal to real property, personal property and ad valorem taxes levied against any of the properties of Pipeline for the period before and through the calendar year, 1994.

                 (c) pay to ESCM an amount equal to environmental assessment expenses incurred by Refinery at its property located in Fort Worth, Texas, up to a maximum reimbursement of NINETY THOUSAND AND 00/100 ($90,000.00).





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                 (d)      pay to ESCM an amount equal to payments for which
Refinery is obligated pursuant to a demolition contact dated December 1, 1992, between Refinery and ESCM.

                 (e) pay to ESCM an amount equal to costs incurred by ESCM and/or Refinery in disposal of hazardous liquids currently stored at Refinery's property in Fort Worth, Texas, up to a maximum payment of SIXTEEN THOUSAND AND 00/100 DOLLARS ($16,000.00).

                 (f) pay to ESCM an amount equal to costs incurred by Refinery in renewing and obtaining operating licenses and permits for the current year up to a maximum payment of FIFTEEN HUNDRED AND 00/100 DOLLARS ($1,500.00).

                 (g) pay to ESCM an amount equal to Refinery's 1993 Hazardous Waste Facility Fee and a pro-rata share (as of the date of Closing) of the 1994 Fee up to a maximum reimbursement of SEVEN THOUSAND FIVE HUNDRED AND 00/100 DOLLARS ($7,500.00).

                 (h) pay to ESCM an amount equal to a pro-rata share (as of the date of dosing) of the 1994 Texas Franchise Tax up to a maximum reimbursement of SEVEN THOUSAND AND 00/100 DOLLARS ($7,000.00)

                 (i) pay to ESCM an amount equal to. Pipeline's and or ESCM's reasonable costs for Environmental Cleanup Liability at the following three locations:

                          (i)     Amber Pipeline Mustang Drive
                                  Crossing at High School Grapevine, Texas
                          (ii)    Amber Pipeline
                                  Caldwell Addition
                          (iii)   Amber Pipeline
                                  Exposed Pipe in Farmer's Held

for purposes hereof "reasonable costs" shall not exceed (a) those costs for work that is determined to be necessary by applicable authorities or in a court of law, including fines penalties or judgments, unless such fines, penalties or judgments are occasioned solely by the activities of ESCM and/or Pipeline subsequent to the date of closing, and (b) in an amount which would be charged by a duly qualified contractor retained by E-Z Serve to accomplish said tasks.

                 (j) pay to ESCM an mount equal to the costs for the Environmental. Cleanup Liability of existing Pipeline real property easements that exceed the proceeds of sales of said Pipeline properties and easements as outlined in Article 8, below, provided that the obligation of E-Z Serve under this subparagraph (i) shall cease and be of no further force and effect as of June 1, 2004,





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and further provided that under no condition shall E-Z Serve be responsible for contamination created or occurring after the date of Closing.

                                   ARTICLE 8
                           ADDITIONAL DUTIES OF ESCM

         8.1     Upon Closing, FSCM shall:

                 (a) use its best efforts, and cause Pipeline to use its best efforts, to sell or lease Pipeline's real property and real property easements.

                 (b) cause Pipeline to give E-Z Serve a right of first refusal to purchase or lease any properties for which Pipeline has received a bona fide offer to purchase or lease. E-Z Serve shall have thirty (30) days from the date of notification by Pipeline in which to purchase or lease the respective property upon the same terms and conditions at which Pipeline proposes to sell or lease said property. In the event E-Z Serve declines said offer or fails to respond within said thirty day period, Pipeline shall be free to proceed with the transaction.

                 (c) establish or cause Pipeline to establish an escrow account with an attorney or escrow agent mutually approved by ESCM and E-Z Serve and to place therein all funds received from a sale or lease of Pipeline properties.

                 (d) disburse or cause Pipeline to disburse funds from the escrow account referenced above only for bona fide expenses incurred for Environmental Cleanup Liability of Pipeline properties; and on the sooner of June 1, 2004, or the date when no further Environmental Cleanup Liability of Pipeline properties exists, cause said escrow account to be disbursed fifty percent (50%) to ESCM and fifty percent (50%) to E-Z Serve.

                                   ARTICLE 9
                               TAX CONSIDERATIONS

         9.1 It is understood that as of December 26, 1993, Refining had net operating loss carry forwards (NOUS), as that term is defined in Section 172 of the Internal Revenue Code of 1986 ("IRC"), in an amount of approximately TWO MILLION EIGHT HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($2,850,000). E-Z Serve and Refining have agreed that 100% of the NOL'S generated by Refining through and including the 1994 short-period return ending on the date of acquisition will no longer be available for the benefit of Refining but will be reattributed to E-Z Serve under the election described in Treasury Regulation
Section 1502-20(g) (1). This election to retribute losses will be prepared by E-Z Serve and filed in its 1994 federal consolidated income tax





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return due on or before September 15, 1995. E-Z Serve agrees to deliver a copy of the election to Refining and Refining agrees to sign and return the election to E-Z Serve prior to September 1, 1995, and Refining agrees to include a copy of the election in its federal income tax return for the first year ending after September 15, 1995.

         9.2 It is understood that as of December 26, 1993, Pipeline had net operating loss carry forwards (NOL'S), as that term is defined in IRC
Section 172, in an amount of approximately EIGHTY THOUSAND AND 00/DOLLARS ($80,000). E-Z Serve and Pipeline have agreed that 100% of the NOUS generated by Pipeline through and including the 1994 short-period return ending on the date of acquisition will no longer be available for the benefit of Pipeline but will be reattributed to E-Z Serve under the election described in Treasury Regulation Section 1502-20 (g) (1). This election to retribute losses will be prepared by E-Z Serve and filed in its 1994 federal consolidated income tax return due on or before September 15, 1995. E-Z Serve agrees to deliver a copy of the election to Pipeline and Pipeline agrees to sign and return the election to E-Z Serve prior to September 1, 1995 and Pipeline agrees to include a copy of the election in its federal income tax return for the first year ending after September 15, 1995.

         9.3 It is understood that E-Z Serve will not make the election under Treasury Regulation 1.1502-95 to apportion any of its consolidated
Section 382 limitation to Refining.

         9.4 It is understood that E-Z Serve will not make the election under Treasury Regulation 1.1502-95 to apportion any of its consolidated
Section 382 limitation to Pipeline.

         9.5 ESCM understands and agrees that on March 28, 1994, Refining forgave an indebtedness owed by E-Z Serve to Refining in the approximate amount of FOUR MILLION SIX HUNDRED NINETY-ONE THOUSAND AND 00/100 DOLLARS ($4,691,000.00). The exact amount of the debt forgiveness will be determined within sixty (60) days of closing. Said debt forgiveness to be effected by a distribution from Refining to E-Z Serve of indebtedness in the amount of TWO MILLION AND 00/100 DOLLARS ($2,000,000.00) pursuant to IRC Section 301(c)(2). The remainder of the debt forgiveness to be effected by a cancellation of indebtedness pursuant to IRC Section 166.

         9.6 ESCM understands and agrees that on March 28, 1994, Pipeline forgave an indebtedness owed by E-Z Serve to Pipeline in the approximate amount of ONE MILLION FOUR HUNDRED NINETY FIVE THOUSAND AND 00/100 DOLLARS ($1,495,000.00). The exact amount of the debt forgiveness will be determined within sixty (60) days of closing. Said debt forgiveness to be effected by a cancellation of indebtedness pursuant to IRC Section 166.





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         9.7      Notwithstanding anything herein to the contrary, it is
understood that E-Z Serve shall retain complete control over litigation listed on Schedule 2.6 entitled Amber Refining, Inc. v. Tarrant Appraisal District. E-Z Serve may, at its option, continue to discontinue said litigation. ESCM and Refining will cooperate with any continuation of said litigation insofar as reasonably necessary. Any tax refunds received by Refining and/or ESCM as the result of said litigation for tax payment made by Refining for the period through September 30, 1994, shall be promptly remitted to E-Z Serve. All costs associated with this litigation shall be borne by E-Z Serve.

                                   ARTICLE 10
                                 MISCELLANEOUS

         10.1 Fees and Expenses. Each party shall bear its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

         10.2 Post-Closing Access. For a period of five (5) years after the Closing, E-Z Serve will have reasonable access to the records of any of the Companies covering any period prior to the Closing, at reasonable times during normal business hours.

         10.3 Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, among the parties hereto with respect to the subject matter hereof.

         10.4 Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be delivered by hand or express delivery service or mailed by registered or certified mail, postage prepaid, as follows:

         If to ESCM:
                                  ESCM Associates, Inc.
                                  P. O. Box 7487
                                  Athens, Georgia 30604
                                  Attn: President

         If to E-Z Serve:
                                  E-Z Serve Corporation
                                  2550 North Loop West, Suite 600
                                  Houston, Texas 77092
                                  Attention: President





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or such other address as any party hereto shall have designated by notice in writing to the other parties hereto. All such notices given in compliance with the provisions of this Section shaft be deemed to have been given when delivered or mailed.

         10.5 Modifications and Waivers. No termination, cancellation, modification, amendment, or other change in this Agreement, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect of any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

         10.6 Agreement Binding. This Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. ESCM shall not sell, pledge or alienate the stock of Pipeline or Refinery unless the holder thereof specifically agrees to accept the terms and conditions of this Agreement, and any purported sale pledge or alienation in contravention of this clause shall be null and void.

         10.7 Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         10.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which counterparts collectively shall constitute one instrument representing the agreement among the parties hereto.

         10.9 Further Assurances. Each party hereto shall execute and deliver such instruments and take such other actions as any other party hereto may reasonably request in order to carry out the intent of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

ATTEST:                                 ESCM AND ASSOCIATES, INC.

     /s/ Malia M. Shaw                  By:  /s/ Edward A. Shaw
------------------------------             -------------------------------------
Secretary
                                        Name:         Edward A. Shaw
                                             -----------------------------------
                                        Title:        Vice President
                                              ----------------------------------





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ATTEST:                                 E-Z SERVE PETROLEUM MARKETING CO.



         /s/ Bob Bailey                 By:  /s/ Marion H. Blackmon
------------------------------             -------------------------------------
Assistant Secretary
                                        Name:         Marion H. Blackmon
                                             -----------------------------------
                                        Title:        Senior Vice President
                                              ----------------------------------




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